Exhibit 8.1

July 28, 2023

As Managers:

Barclays Capital Inc.	KeyBanc Capital Markets Inc.
745 Seventh Avenue	127 Public Square, 4th Floor
New York, New York 10019	Cleveland, Ohio 44114

BofA Securities, Inc.	RBC Capital Markets, LLC
One Bryant Park	200 Vesey Street, 8th Floor
New York, New York 10036	New York, New York 10281

BMO Capital Markets Corp.	Regions Securities LLC
151 W. 42nd Street	615 South College Street, Suite 600
New York, New York 10036	Charlotte, North Carolina 28202

Citigroup Global Markets Inc.	Robert W. Baird & Co. Incorporated
388 Greenwich St.	777 E. Wisconsin Avenue
New York, New York 10013	Milwaukee, Wisconsin 53202

Jefferies LLC	Truist Securities, Inc.
520 Madison Avenue	3333 Peachtree Road NE, 11th Floor
New York, New York 10022	Atlanta, Georgia 30326

As Forward Purchasers:

Barclays Bank PLC	KeyBanc Capital Markets Inc.
c/o Barclays Capital Inc.	127 Public Square, 4th Floor
745 Seventh Avenue	Cleveland, Ohio 44114
New York, New York 10019

Bank of America, N.A.	Royal Bank of Canada
c/o BofA Securities, Inc.	200 Vesey Street, 8th Floor
One Bryant Park	New York, New York 10281
New York, New York 10036

Bank of Montreal	Regions Securities LLC
55 Bloor Street West, 18th Floor	615 South College Street, Suite 600
Toronto, Ontario M5X 1A1	Charlotte, North Carolina 28202

July 28, 2023

Toronto, Ontario M5X 1A1	Robert W. Baird & Co. Incorporated
Canada	777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Citibank, N.A.
388 Greenwich St.	Truist Bank
New York, New York 10013	3333 Peachtree Road NE, 11th Floor
Atlanta, Georgia 30326
Jefferies LLC
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

We are acting as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), and Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Company, the “Transaction Entities”), in connection with the public offering on or after the date hereof of up to $450,000,000 aggregate gross sales price of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), all of which are to be offered and sold by the Company from time to time pursuant to the terms of the Equity Distribution Agreement, dated July 28, 2023 (the “Equity Distribution Agreement”), by and among the Transaction Entities and each of Barclays Capital Inc., BofA Securities, Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Jefferies LLC, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC, Regions Securities LLC, Robert W. Baird & Co. Incorporated and Truist Securities, Inc., as sales agents, principals and forward sellers (in any such capacity, each a “Manager”) and each of Barclays Bank PLC, Bank of America, N.A., Bank of Montreal, Citibank, N.A., Jefferies LLC, KeyBanc Capital Markets Inc., Regions Securities LLC, Royal Bank of Canada, Robert W. Baird & Co. Incorporated and Truist Bank, or one of their respective affiliates, as forward purchaser (in any such capacity, each a “Forward Purchaser”). The offering of the Shares is being made pursuant to a prospectus supplement, dated July 28, 2023 (the “Prospectus Supplement”), and the accompanying base prospectus, dated June 14, 2023 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), each of which forms a part of the Company’s effective Registration Statement on Form S-3 (File No. 333-272640) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being rendered to you pursuant to Section 6(n) of the Equity Distribution Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Equity Distribution Agreement.

July 28, 2023
In connection with the opinions hereinafter expressed, we have examined each of the following documents: (i) the charter of the Company, as amended and supplemented to the date hereof; (ii) the bylaws of the Company as amended and supplemented to the date hereof; (iii) the organizational documents of the Company’s subsidiaries, as amended and supplemented to the date hereof; (iv) an Officer’s Certificate executed by a duly appointed officer of the Company, dated the date hereof, containing representations as to certain factual matters (the “Certificate”); (v) the Registration Statement, the Prospectus Supplement and the Prospectus; and (vi) such other documents as we have deemed necessary in order to render the opinions set forth herein.
In connection with the opinions rendered below, we have assumed generally that:
1.Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.
2.Neither the Company nor the Operating Partnership will make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.
3.No action will be taken by the Company, the Operating Partnership or any Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
For purposes of rendering the opinions stated below, we have also assumed the accuracy of the factual representations contained in the Certificate. We are not aware of any facts inconsistent with the statements in the Certificate. Where such factual representations contained in the Certificate involve the terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.
Based on the documents and assumptions set forth above, the representations set forth in the Certificate and the discussion under the caption “Material United States Federal Income Tax Considerations” incorporated by reference in the Prospectus from Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, we are of the opinion that:
(a) The Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for each of its taxable years ended December 31, 2011 through December 31, 2022, and the Company’s organization and current and intended method

July 28, 2023

of operation will enable it to qualify as a REIT under the Code for its taxable year ending December 31, 2023 and thereafter.
(b)The descriptions of the law and the legal conclusions contained in or incorporated by reference into the Registration Statement, Prospectus Supplement and the Prospectus under the caption “Material United States Federal Income Tax Considerations” incorporated by reference from Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, are correct in all material respects, and the discussions thereunder fairly summarize the U.S. federal income tax considerations that are likely to be material to a holder of the shares of Common Stock.
The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions expressed herein. We will not review on a continuing basis the Company’s, the Operating Partnership’s or any Subsidiary’s compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the actual results of the Company’s, the Operating Partnership’s or any Subsidiary’s operations for its 2023 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of rendering the opinions expressed herein, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.
The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Our opinions do not foreclose the possibility of a contrary determination by the Service or by a court of competent jurisdiction, or of a contrary position being adopted or taken by the Service or Treasury Department in regulations or rulings issued in the future.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,
/s/ Troutman Pepper Hamilton Sanders
TROUTMAN PEPPER HAMILTON SANDERS LLP